Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) and the related Prospectus of our report dated April 14, 2022, relating to the audit of the consolidated balance sheet of IMAC Holdings, Inc. (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the United States Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement (Form S-3) and the related Prospectus.

/s/ Cherry Bekaert LLP
Cherry Bekaert LLP
222 2nd Avenue South, Suite 1240
Nashville, Tennessee 37201

Date: September 26, 2022